July 11, 2024

Steven M. Cates
Senior Vice President and Chief Financial Officer
WESTWATER RESOURCES, INC.
6950 South Potomac Street, Suite 300
Centennial, CO 80112

       Re: WESTWATER RESOURCES, INC.
           Registration Statement on Form S-3
           Filed July 3, 2024
           File No. 333-280685
Dear Steven M. Cates:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Liz Packebusch, Staff Attorney, at 202-551-8749 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:   Leah Neumann